AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 1996

                                        REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION



                           WASHINGTON, D. C. 20549

                               _______________



                                  FORM S-6

                               _______________



                  FOR REGISTRATION UNDER THE SECURITIES ACT

                   OF 1933 OF SECURITIES OF UNIT INVESTMENT

                       TRUSTS REGISTERED ON FORM N-8B-2

                               _______________



A.  EXACT NAME OF TRUST:



                             EQUITY INCOME FUND

                      SELECT TEN RETIREMENT PORTFOLIO

                                SERIES 1997

                            DEFINED ASSET FUNDS

                          (A UNIT INVESTMENT TRUST)



B.  NAMES OF DEPOSITOR:



              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED



C.  COMPLETE ADDRESSES OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICES:



                   MERRILL LYNCH, PIERCE, FENNER & SMITH

                               INCORPORATED

                               P.O. BOX 9051

                        PRINCETON, N.J. 08543-9051





D.  NAMES AND COMPLETE ADDRESSES OF AGENT FOR SERVICE:



                           TERESA KONCICK, ESQ.

                               P.O. BOX 9051

                        PRINCETON, N.J. 08543-9051





                                COPIES TO:



                       PIERRE DE SAINT PHALLE, ESQ.

                           450 LEXINGTON AVENUE

                         NEW YORK, NEW YORK  10017







E.  TITLE AND AMOUNT OF SECURITIES BEING REGISTERED:



 An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.



F.  PROPOSED MAXIMUM OFFERING PRICE TO THE PUBLIC  OF  THE  SECURITIES  BEING

    REGISTERED:



                                  Indefinite



G.  AMOUNT OF FILING FEE:



                       Not applicable



H.  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:



 As soon as practicable after the acquisition and deposit of the underlying obligations.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR

DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT

SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS

REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH

SECTION 8(A)  OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION

STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING

PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                                   PART II



            ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS



     A.  The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

                                                           SEC FILE OR

                                                        IDENTIFICATION NO.

                                                        __________________



I.  Bonding Arrangements and Date of Organization of the Depositors filed pursuant to Items A and B of Part II of the Registration Statement on

    Form S-6 under the Securities Act of 1933, as amended:



         Merrill Lynch, Pierce, Fenner & Smith Incorporated       2-52691



II. Information as to Officers and Directors of the Depositors filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934:



         Merrill Lynch, Pierce, Fenner & Smith Incorporated        8-7721





III. Charter documents of the Depositors filed as Exhibits to the

     Registration Statement on Form S-6 under the Securities Act of 1933

     (Charter, By-Laws):



         Merrill Lynch, Pierce, Fenner & Smith

           Incorporated                                  2-73866, 2-77549



     B.  The Internal Revenue Service Employer Identification Numbers of

the Sponsors and Trustee are as follows:





         Merrill Lynch, Pierce, Fenner & Smith Incorporated    13-5674085

         The Bank of New York                                  13-4941102







                                     II-1





   Final prospectuses from the following series of Defined

Asset Funds-Equity Income Fund (which are incorporated herein by reference)

may be used as a preliminary prospectus for this Series: Select Ten

Retirement Portfolio Series - 1996 (Reg. No. 33-63763).



                    CONTENTS OF REGISTRATION STATEMENT





 THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND

DOCUMENTS:



 The facing sheet of Form S-6.

 The Cross-Reference Sheet (incorporated by reference to the Cross-

  Reference Sheet to the Registration Statement of the Equity Income Fund,

  Sixth Utility Common Stock Series, 1933 Act File No. 2-86836).

 The Prospectus.

 Additional Information not included in the Prospectus (Part II).



 The following exhibits:



     1.1  -- Form of Trust Indenture (incorporated by reference to Exhibit

          1.1 to Amendment No. 2 to the Registration Statement on Form S-6

          of Equity Income Fund, Select Growth Portfolio-1995 Series 2,

          Defined Asset Funds, Reg.  No. 33-58535).



   1.1.1  -- Form of Standard Terms and Conditions of Trust Effective

          October 21, 1993 (incorporated by reference to Exhibit

          1.1.1 to the Registration Statement of Municipal

          Investment Trust Fund, Multistate Series-48, Defined

          Asset Funds, 1933 Act File No. 33-50247).



     2.1  -- Form of Certificate of Beneficial Interest (included in

          Exhibit 1.1.1).



    *3.1  -- Opinion of counsel as to the legality of the securities being issued including their consent to the use of

          their names under the heading "Taxes" and"

          Miscellaneous--Legal Opinion'' in the Prospectus.



    *5.1  -- Consent of independent public accountants.



     9.1  -- Information Supplement (incorporated by reference to

          Exhibit 9.1 to the Registration Statement of Equity Income

          Fund, Select Ten Portfolio 1996 International Series B

          (United Kingdom and Japan Portfolios), 1933 Act File No. 333-

          00593).



__________



 * To be filed with Amendment to Registration Statement.





                                  R-1





                               SIGNATURES



   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE

REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE

REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED

THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON

THE 19TH DAY OF DECEMBER, 1996.





                      Signatures appear on page R-3.



   A majority of the members of the Board of Directors of Merrill Lynch,

Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.







                                  R-2





MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

        DEPOSITOR





By the following persons, who constitute a    Powers of Attorney have been

  majority of the Board of Directors of         filed under Form SE and

  Merrill Lynch, Pierce, Fenner & Smith         the following 1933 Act

  Incorporated:                                 File Number: 33-43466



    HERBERT M. ALLISON, JR.

    BARRY S. FRIEDBERG

    EDWARD L. GOLDBERG

    STEPHEN L. HAMMERMAN

    JEROME P. KENNEY

    DAVID H. KOMANSKY

    DANIEL T. NAPOLI

    THOMAS H. PATRICK

    JOHN L. STEFFENS

    DANIEL P. TULLY

    ROGER M. VASEY

    ARTHUR H. ZEIKEL

















    By DANIEL C. TYLER

     (As authorized signatory for

     Merrill Lynch, Pierce, Fenner & Smith Incorporated

     and Attorney-in-fact for the persons listed above)





                   R-3